UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Twilio Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE DEFINITIVE PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2024

This supplement to the proxy statement, dated April 26, 2024 (the “Proxy Statement”), for the 2024 Annual Meeting of Stockholders to be held on June 6, 2024 of Twilio Inc. revises and replaces Appendix A of the Proxy Statement to include only the proposed amendments to Article VI of our certificate of incorporation related to Proposal No. 5. The proposed amendments to Article VI of our certificate of incorporation related to Proposal No. 5 are shown below and are unchanged from those contained in the Proxy Statement. We have deleted the text of the amended and restated certificate of incorporation from Appendix A and, assuming approval of Proposal No. 5, we intend to file an amended and restated certificate of incorporation reflecting the amendments so approved.

APPENDIX A

Proposed Amendments to Our Certificate of Incorporation (Proposal No. 5)

The proposed amendments to Article VI of our certificate of incorporation related to Proposal No. 5 are shown below. Additions are indicated by underlining and deletions are indicated by strike-outs.

C. Classified Board Structure. From and after the Effective Time, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III, until the conclusion of the 2027 annual meeting of stockholders (the “2027 Annual Meeting”), as described below. Class III directors have a term expiring at the 2025 annual meeting of stockholders (the “2025 Annual Meeting”); Class I directors have a term expiring at the 2026 annual meeting of stockholders; and Class II directors have a term expiring at the 2027 Annual Meeting. Each director elected by the stockholders prior to the 2025 Annual Meeting shall continue to serve as a director for the term for which such director was elected. Each director elected at or after the 2025 Annual Meeting shall be elected for a term expiring at the next annual meeting of stockholders. After the conclusion of the 2027 Annual Meeting, the Board of Directors shall cease to be classified. ~~The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.~~

Notwithstanding the foregoing provisions of this Article VI, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and until the conclusion of the 2027 Annual Meeting, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Removal; Vacancies. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, for so long as the board of directors is divided into classes pursuant to Article VI Section C, any director may be removed from office by the stockholders of the Corporation only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen, and following the conclusion of the 2027 Annual Meeting, the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified.